UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 23, 2018

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York		10523
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

Party City Holdco Inc. (the “Company”) is currently in the process of finalizing its financial results for the three months ended June 30, 2018. Based on information currently available, management estimates the Company’s income from operations for the three months ended June 30, 2018 will be between $63.5 million and $65.5 million. Total revenue growth for the three months ended June 30, 2018 is expected to be about 3% compared to the three months ended June 30, 2017, and reflects the shift in timing of certain sales from the second quarter into the third quarter. Same-store sales for the three months ended June 30, 2018 were slightly positive compared to the three months ended June 30, 2017, primarily as a result of the shift associated with the Easter holiday, and were largely in line with the Company’s expectations. The Company also estimates cash and cash equivalents as of June 30, 2018 to be approximately $51.5 million. Actual results and financial data as of June 30, 2018 may differ from the above estimates due to the completion of the Company’s closing procedures with respect to the three months ended June 30, 2018 and final adjustments and other developments that may arise between now and the time the financial results for the three months ended June 30, 2018 are finalized.

The information furnished under this Item 2.02 shall not be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or under the Exchange Act unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

Item 7.01	Regulation FD Disclosure

Notes Offering

On July 23, 2018, the Company issued a press release announcing the commencement of a proposed offering by its wholly-owned indirect subsidiary Party City Holdings Inc. (“PCHI”) of $500 million aggregate principal amount of senior notes due 2026 (the “Notes”). The Notes will be guaranteed by the domestic subsidiaries of PCHI. The Notes and the related Notes guarantees will be offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The precise timing, size and terms of the offering are subject to market conditions and other factors.

We expect to use the net proceeds from the sale of the Notes to repay $400 million of term loans and $90 million of asset-based revolving loans under our senior credit facilities and to pay all related fees and expenses.

The Notes and the related Notes guarantees have not been registered under the Securities Act or any state securities laws. The Notes may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

A copy of the press release announcing the offering of the Notes is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

Credit Facility Amendment

Simultaneously with the closing of the Notes offering, PCHI expects to enter into an amendment to its senior secured asset-based revolving credit facility (the “ABL Facility”), which will extend the maturity date thereof to the earlier of (a) the date that is the five year anniversary of the closing of such amendment and (b) unless (x) PCHI’s senior secured term loan facility (the “Term Loan Facility”) and PCHI’s senior notes in an original aggregate principal amount equal to $350.0 million with a maturity date of August 15, 2023 (the “2023 Notes”) are each refinanced to mature on a date that is at least six months after the date that is the five year anniversary of the closing of such amendment or (y) excess availability is in excess of $100.0 million at such time, the date which is 60 days prior to the date of maturity of the Term Loan Facility or the 2023 Notes, as applicable. Consummation of the Notes offering is not conditioned upon the consummation of the amendment to the ABL Facility and vice versa.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

99.1	Press release issued by Party City Holdco Inc. on July 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: July 23, 2018	By:	/s/ Daniel J. Sullivan
Daniel J. Sullivan
Chief Financial Officer

3